Exhibit 107.1

Calculation of Filing Fee Table

Form S-3

(Form Type)

Sabre Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, $0.01 par value per share	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

	Equity	Preferred Stock, $0.01 par value per share	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

		Total Offering Amounts				—	—	—	—	—

		Total Fees Previously Paid						—

		Total Fee Offsets						—

		Net Fee Due						—

(1)	An indeterminate aggregate initial offering price and number of the securities of each identified class is being registered and may from time to time be offered at indeterminate prices.
(2)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the Registrant is deferring payment of the entire registration fee. In connection with the securities offered hereby, the Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b).